Prospectus Supplement No. 7 (to prospectus dated August 7, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-240278

DIGITAL MEDIA SOLUTIONS, INC.
73,444,102 Shares of Class A Common Stock
4,000,000 Warrants to Purchase Class A Common Stock

This prospectus supplement relates to the prospectus dated August 7, 2020, as supplemented thereafter (the “Prospectus”), related to (i) the issuance by Digital Media Solutions, Inc., a Delaware corporation (“DMS”), of up to 13,999,078 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“DMS Warrants”) and (ii) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (A) up to 59,445,024 shares of Class A Common Stock and (B) up to 4,000,000 DMS Warrants.
This prospectus supplement is being filed to update and supplement the information contained in Prospectus with the information contained in DMS’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2021, which is attached to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
The Class A Common Stock and DMS Warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 24 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________________
FORM 8-K
__________________________________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 7, 2021
__________________________________________________________________________
Digital Media Solutions, Inc.
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

(877) 236-8632
(Registrant’s telephone number, including area code)
__________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2021, the Staff of the Securities and Exchange Commission (the “SEC”) released a statement (the “SEC Staff Statement”) expressing the view that warrants issued by special purpose acquisition companies (“SPACs”) may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings.

Digital Media Solutions, Inc. (the “Company,” “we” or “our”) has previously classified our private placement warrants and public warrants (collectively, the “warrants”), which were initially issued by Leo Holdings, Corp. (“Leo”) in connection with its initial public offering and assumed by the Company in connection with the consummation of the transactions contemplated by the Business Combination Agreement, dated April 23, 2020, as amended on July 2, 2020 (the “Business Combination”), as equity. A form of the warrants is included as part of Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Warrant Agreement”).

The SEC Staff Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” In addition, the SEC Staff Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.”

As of the date of the Business Combination, management evaluated the accounting for its private placement warrants and believed its position of accounting for the warrants as equity to be appropriate at that time, and while the terms of the warrants as described in the Warrant Agreement have not changed, as a result of the SEC Staff Statement, the Company has determined that the private placement warrants should have been accounted for as liabilities on the balance sheet, with the change in fair value of the private placement warrants recorded in earnings in the statement of operations, which would result in non-cash gains or losses. This change to the accounting treatment for the private placement warrants does not have an effect on the Company’s revenue, cash flows, or Adjusted EBITDA, nor does this change have any effect on the terms of the Warrant Agreement with respect to either the public warrants or the private placement warrants.

On May 6, 2021, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after considering the recommendations of and consultation with management, concluded that the Company’s previously issued audited financial statements for the year ended December 31, 2020, and interim periods therein subsequent to and including the interim period of the Business Combination (such year and interim periods, the “Affected Periods.”) should no longer be relied upon as a result of the change in the classification of the private placement warrants.

The Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K/A”) reflecting this change in classification of the private placement warrants for the Affected Periods, and the corresponding changes to the financial statement items for the Affected Periods will be set forth through disclosures in the financial statements included in the Form 10-K/A. The Audit Committee and management have discussed the matters disclosed in this Item 4.02(a) with its independent registered public accounting firm, Ernst & Young LLP.

At July 15, 2020, the Company assumed approximately 4.0 million private placement warrants as part of the consummation of the Business Combination. At December 31, 2020 and March 31, 2021, the Company had approximately 4.0 million private placement warrants remaining outstanding, all of which are subject to the reclassification change in accounting as described herein.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “could,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including the Company’s accounting of its private placement warrants as liabilities. Each forward-looking statement contained in this Current Report on Form 8-K is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the risks indicated from time to time in DMS’ filings with the SEC, including those under “Risk Factors” in our Annual Report on Form 10-K, and in DMS’ subsequent filings with the SEC. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2021

    Digital Media Solutions, Inc.

        /s/ Vasundara Srenivas
    Name:    Vasundara Srenivas
    Title:    Chief Financial Officer